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                                                                    EXHIBIT 5.1
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                                  January 21, 1998


Peregrine Systems, Inc.
12670 High Bluff Drive
San Diego, California 92130

     RE:  REGISTRATION STATEMENT ON FORM S-8/S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8/S-3 to be filed by you with the Securities and Exchange Commission on January 22, 1998 (as such may thereafter be amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,892,000 shares of your Common Stock, $0.001 par value (the "Shares"), of which 50,000 have been issued pursuant to a certain restricted stock agreement between the Company and one of its executive officers and 1,686,928 are to be issued and 155,072 have been issued pursuant to the 1994 Stock Option Plan. As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares.

     It is our opinion that the Shares, as or when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, are or will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation